Exhibit 99.1

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

Ryerson Reports Fourth Quarter and Full-Year 2019 Results

Gained market share, achieved same-store expense leverage & reduced debt with strong operating cash flow generation in 2019.

CHICAGO – March 4, 2020 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and full-year ended December 31, 2019.

Q4 2019 Key Metrics:

$962M	Net Sales	(17.1%) vs. Q4 2018
18.8%	Gross Margin	+30 bps vs. Q3 2019
18.1%	Gross Margin, excl. LIFO	+230 bps vs. Q3 2019
$26.4M	Net income attributable to Ryerson Holding Corporation	+$25.8M vs. Q4 2018
$46.9M	Adj. EBITDA, excl. LIFO	($3.6M) vs. Q4 2018
4.9x	Net Debt / LTM Adj. EBITDA, excl. LIFO	+1.2x vs. Q4 2018

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, tons in thousands except average selling prices and EPS
Financial Highlights:	Q4 2019		Q4 2018		Q3 2019		YoY		QoQ		2019	2018	YoY

Tons Shipped	541		577		598		(6.2%	)	(9.5%	)	2,381	2,268	5.0%
Revenues	$962		$1,160		$1,104		(17.1%	)	(12.9%	)	$4,502	$4,408	2.1%
Average selling prices	$1,777		$2,010		$1,847		(11.6%	)	(3.8%	)	$1,891	$1,944	(2.7%	)
Gross Margin, excl. LIFO	18.1%		17.3%		15.8%		0.8%		2.3%		16.9%	19.2%	(2.3%	)
Warehousing, delivery, general, & administrative expenses	$143		$171		$166		(16.6%	)	(13.7%	)	$637	$615	3.6%
As a percentage of revenue	14.9%		14.8%		15.0%		0.1%		(0.1%	)	14.1%	13.9%	0.2%
Adjusted net income	$12		$6		$9		87.1%		26.1%		$68	$40	68.1%
Diluted adjusted earnings per share	$0.30		$0.16		$0.24		87.5%		25.0%		$1.79	$1.07	67.3%
Adj. EBITDA, excl. LIFO	$47		$51		$30		(7.1%	)	59.0%		$190	$308	(38.3%	)
As a percentage of revenue	4.9%		4.4%		2.7%		0.5%		2.2%		4.2%	7.0%	(2.8%	)

Balance Sheet and Cash Flow Highlights:
Net debt	$923		$1,130		$1,017		(18.3%	)	(9.2%	)
Net debt / LTM Adj. EBITDA, excl. LIFO	4.9	x	3.7	x	5.2	x	1.2	x	(0.3	x)
Days of supply	84		82		76		2		8		76	73	3
Net cash provided by operating activities	$63		$120		$83		(57)		(20)		$193	$57	136

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, President and Chief Executive Officer of Ryerson said, “First, I want to thank our valued customers for their business which we never take for granted. I also want to thank my Ryerson teammates for their performance in navigating the challenging industrial metals demand and price environments experienced throughout the year in the form of both prolonged commodity price deflation as well as industry wide demand contraction. While Metals Service Center Industry (“MSCI”) shipments decreased by more than seven percent in North America in 2019, Ryerson gained market share year-over-year with same-store North American shipments down only 1.3 percent.”

“In addition,” Mr. Lehner continued, “regardless of the year’s turbulence, Ryerson successfully acted upon opportunities presented within the year while continuing to progress toward our long-term financial targets by gaining market share, achieving same-store expense leverage, generating significant cash from operations, reducing debt year-over-year, and building net book value of equity to its highest level in more than ten years. We made these advances amidst the ongoing turnaround at Central Steel & Wire, or CS&W, which, although showing noteworthy progress to date, was significantly impacted by the recessed industry conditions noted throughout 2019. In all, these accomplishments demonstrate a stronger, more cycle-resilient Ryerson that continues to invest in creating exceptional customer experiences at speed and scale.”

Fourth Quarter Results

Ryerson achieved revenues of $961.5 million in the fourth quarter of 2019, a decrease of 17.1 percent compared to $1.16 billion for the same period last year, with average selling prices down 11.6 percent and tons shipped down 6.2 percent. Gross margin expanded to 18.8 percent, compared to 18.5 percent in the third quarter of 2019, and 17.2 percent for the same quarter last year. Included in fourth quarter 2019 cost of materials sold was LIFO income of $6.5 million, compared to LIFO income of $29.6 million in the third quarter of 2019, and LIFO expense of $0.9 million in the fourth quarter of 2018. Excluding LIFO, gross margin was 18.1 percent in the fourth quarter of 2019 compared to 15.8 percent in the third quarter of 2019, and 17.3 percent in the fourth quarter of 2018. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

Reflective of depressed industry shipments, Ryerson reduced warehousing, delivery, selling, general, and administrative expense by $28.4 million, or 16.6 percent, in the fourth quarter of 2019 compared to the year-ago period. Warehousing, delivery, selling, general, and administrative expenses as a percentage of sales were relatively flat in the fourth quarter of 2019 at 14.9 percent compared to 14.8 percent in the fourth quarter of 2018 as the Company managed expenses in line with year-over-year declines in revenue. However, on a same-store basis (excluding CS&W), warehousing, delivery, selling, general, and administrative expenses decreased by $24.4 million, or 17.6 percent, and also decreased as a percentage of sales from 14.0 percent to 13.5 percent.

Net income attributable to Ryerson Holding Corporation was $26.4 million, or $0.69 per diluted share, in the fourth quarter of 2019 compared to $0.6 million, or $0.01 per diluted share, in the prior year period. Adjusted net income attributable to Ryerson Holding Corporation, excluding the gain on bargain purchase related to the CS&W acquisition, gain on sale of assets related to the sale-leaseback transaction of nine of our facilities, restructuring and other charges, loss on retirement of debt, and the associated income taxes on these items, was $11.6 million for the fourth quarter of 2019, or $0.30 per diluted share compared to $6.2 million or $0.16 per diluted share in the prior year period. Ryerson achieved Adjusted EBITDA, excluding LIFO of $46.9 million in the fourth quarter of 2019, a decrease of $3.6 million compared to the fourth quarter of 2018, or $17.4 million more than the third quarter of 2019. Adj. EBITDA, excluding LIFO exceeded the guidance articulated in our third quarter 2019 news release due to a reduction of $11.0 million of accrued vacation expense resulting from changes to our vacation policy that were adopted at the end of the year which altered the timing of accrual recognition. A reconciliation of Adjusted net income to net income attributable to Ryerson Holding Corporation and Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

2019 Results

Full-year 2019 revenues were $4.50 billion, an increase of 2.1 percent compared to 2018, with tons shipped 5.0 percent higher and average selling prices 2.7 percent lower. On a same-store basis, excluding the contributions of CS&W from the second half of 2018 and full-year 2019 results, revenues were $3.93 billion in 2019 compared to $4.06 billion in 2018, with tons shipped down 1.9 percent and average selling prices down 1.5 percent. Warehousing, delivery, selling, general, and administrative expenses increased by $22.1 million, or 3.6 percent, and increased as a percentage of sales from 13.9 percent to 14.1 percent in 2019 compared to 2018. Ryerson’s prudent expense management during the weakened demand environment was clearly exhibited on a same-store basis, as warehousing, delivery, selling, general, and administrative expenses decreased by $31.1 million, or 5.7 percent, and also decreased as a percentage of sales from 13.5 percent in 2018 to 13.2 percent in 2019.

Net income attributable to Ryerson Holding Corporation was $82.4 million, or $2.17 per diluted share, in 2019 compared to $106.0 million, or $2.81 per diluted share, for the prior year. Adjusted net income attributable to Ryerson Holding Corporation, excluding the gain on bargain purchase related to the CS&W acquisition, gain on sale of assets related to the sale-leaseback transaction, gain on insurance settlement, restructuring and other charges, loss on retirement of debt, and the associated income taxes on these items was $67.9 million for 2019, or $1.79 per  diluted share compared to $40.4 million, or $1.07 per diluted share for 2018. Adjusted EBITDA, excluding LIFO was $190.1 million in 2019 compared to $308.0 million in 2018. Reconciliations of Adjusted EBITDA, excluding LIFO and adjusted net income to net income attributable to Ryerson Holding Corporation are included below in this news release.

CS&W Results

Concluding a year and a half within the Ryerson family of companies, CS&W continued to track above post-acquisition targets by achieving $25 million in annualized expense take-outs, realizing $12 million in cumulative proceeds from real estate sales for operations that were consolidated into existing facilities, and exceeding customer account retention expectations. CS&W was acquired with significant working capital of nearly 140 days of inventory supply, and management continues to target levels more in-line with Ryerson’s same-store service center metrics. However, days of supply at CS&W increased from 92 days at the end of the third quarter of 2019 to 103 at the end of the fourth quarter of 2019 due in part to shipment declines reflective of industry demand weakness as well as opportunistic restocking of carbon steel inventories. Adj. EBITDA, excluding LIFO improved quarter-over-quarter from a loss of $4.5 million in the third quarter to a slight loss of $0.3 million in the fourth quarter, aided by gross margin expansion and execution of structural expense take-outs that are consistent with management’s turnaround strategy. As the early innings of CS&W’s turnaround progress with synergies coming together, structural expense reductions taking hold, and operational efficiencies moving through its next phases, management maintains its long-term, mid-cycle target of $600 million in revenue and $50 million in Adjusted EBITDA, excluding LIFO on an annual basis for the CS&W business.

Liquidity & Debt Management

At the end of the fourth quarter of 2019, Ryerson had 84 days of supply in inventory, up from 76 days at the end of the third quarter. On a same-store basis, Ryerson had 81 days of supply due to opportunistic carbon restocking and progressive shipment declines through the 4th quarter.

Cash generated by operating activities was $62.6 million for the fourth quarter of 2019 compared to $119.8 million in the year-ago period. We utilized our cash flow from operations to reduce debt by $56.8 million and invest in capital expenditures of $13.3 million during the quarter. In total, due to the lower working capital requirements, Ryerson generated $193.1 million from operating activities in 2019 compared to $57.4 million in 2018, and primarily utilized the cash generated to reduce outstanding debt by $171.5 million. At the same time, Ryerson maintained ample liquidity of $439 million as of December 31, 2019 to operate our business.

Corporate Controller and Chief Accounting Officer Molly Kannan said, “Despite the challenges our industry faced in 2019 with decreased demand and falling commodity prices, Ryerson generated significant counter-cyclical cash flow and continued to prioritize balance sheet deleveraging. As of the close of the year, we reduced outstanding debt by $172 million compared to 2018. In addition, Ryerson completed a sale-leaseback transaction in the fourth quarter of 2019, which generated a total of $62 million in net proceeds, which we can use for capital expenditures and debt reduction, and resulted in a $21 million gain on sale. And finally, in acknowledgement of the significant improvements in the company’s operating performance, we are pleased that Moody’s Ratings upgraded Ryerson’s corporate rating to B2 and the senior secured rating to B3. This rating upgrade builds upon the favorable first-time B+ rating awarded to Ryerson during the third quarter by Fitch Ratings, who also recognized our improved operating performance concurrent with a strengthened balance sheet. Together with S&P’s existing B rating on Ryerson’s senior secured debt, Ryerson’s senior secured bonds are B rated across the board. In all, the fourth quarter and full-year 2019 periods proved to be commendable in terms of improving Ryerson’s credit profile, fortifying the balance sheet, and building forward momentum for further deleveraging.”

Outlook Commentary

For the first quarter of 2020, Ryerson anticipates revenues of $1.03 billion to $1.07 billion, driven by the normal seasonality patterns experienced in prior years, but mildly tempered by the recessed manufacturing demand that has carried over from the 2nd half of 2019. In addition, the Coronavirus outbreak is causing temporary and partial operational interruptions within our

China service centers, resulting in decreased shipping days and reducing our revenue outlook for the first quarter by approximately $15 million year-over-year. We cannot yet quantitatively estimate the Coronavirus’s impact to Ryerson’s North American business, however, qualitatively, we expect that it will be a drag on business sentiment and activity. Therefore, Ryerson sequential shipment growth for the first quarter is expected to be in the range of 7 to 9 percent, excluding China. At this point in the first quarter, current carbon prices have increased sequentially, stainless surcharges have continued to decline since their peak in October, and aluminum prices continue to decline on tepid demand and over-supply. Despite these commodity price driver dynamics, Ryerson expects average selling prices in the first quarter to be flat to up 2 percent compared to the fourth quarter due to recovering carbon pricing, lower China shipments, and higher transactional shipment volumes relative to program shipment volumes. LIFO income in the first quarter is expected to be in the range of $21 to $25 million as average inventory costs continue to move closer to replacement costs. Given these expectations, Adjusted EBITDA, excluding LIFO is expected to be in the range of $34 to $38 million and earnings per diluted share are expected to be in the range of $0.31 to $0.42. A reconciliation of Adjusted EBITDA, excluding LIFO to net income is included below in this news release.

Same-store Key Financial Metrics Reconciliation
	Full Year 2019
$ in millions, tons in thousands	Central Steel & Wire Company		Ryerson Same Store	Ryerson Holding Corporation

Tons Shipped	339		2,042	2,381
Revenues	$576		$3,926	$4,502
Gross Margin, excl. LIFO	19.0%		16.5%	16.9%
Warehousing, delivery, general, & administrative expenses	$120		$517	$637
As a percentage of revenue	20.8%		13.2%	14.1%
Adj. EBITDA, excl. LIFO	$(3)		$193	$190
As a percentage of revenue	(0.5%	)	4.9%	4.2%

Fourth Quarter 2019 Major Product Metrics
	Tons Shipped (thousands)							Average Selling Prices
	Q4 2019	Q4 2018	Q3 2019	Year-over-year		Quarter-over-quarter		Year-over-year	Quarter-over-quarter

Carbon Steel	421	446	461	(5.6%)		(8.7%)		(16.7%)	(5.2%)
Aluminum	50	54	59	(7.4%)		(15.3%)		(8.0%)	(2.6%)
Stainless Steel	67	73	76	(8.2%)		(11.8%)		(0.1%)	5.6%

	Net Sales (millions)
	Q4 2019	Q4 2018	Q3 2019	Year-over-year		Quarter-over-quarter

Carbon Steel	$492	$626	$568	(21.4%	)	(13.4%	)
Aluminum	$213	$250	$258	(14.8%	)	(17.4%	)
Stainless Steel	$242	$264	$260	(8.3%	)	(6.9%	)

Full Year 2019 Major Product Metrics
	Tons Shipped (thousands)				Average Selling Prices
	2019	2018	Year-over-year		Year-over-year

Carbon Steel	1,840	1,729	6.4%		(3.4%)
Aluminum	228	222	2.7%		1.1%
Stainless Steel	303	302	0.3%		(1.4%)

	Net Sales (millions)
	2019	2018	Year-over-year

Carbon Steel	$2,351	$2,287	2.8%
Aluminum	$1,018	$980	3.9%
Stainless Steel	$1,059	$1,070	(1.0%	)

Earnings Call Information

Ryerson will host a conference call to discuss its fourth quarter and full-year 2019 results Thursday, March 5, 2020 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 8678507. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,500 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2019	2018	2019	2019	2018

NET SALES	$961.5	$1,160.0	$1,104.4	$4,501.6	$4,408.4
Cost of materials sold	781.1	960.3	900.0	3,673.7	3,650.3
Gross profit	180.4	199.7	204.4	827.9	758.1
Warehousing, delivery, selling, general, and administrative	142.9	171.3	165.6	636.8	614.7
Gain on sale of assets (1)	(20.6)	—	—	(20.6)	—
Gain on insurance settlement	—	—	(1.5)	(1.5)	—
Restructuring and other charges	0.7	1.5	0.3	2.4	4.2
OPERATING PROFIT	57.4	26.9	40.0	210.8	139.2
Other income and (expense), net (2)	(1.1)	(2.2)	(0.3)	(2.4)	76.7
Interest and other expense on debt	(22.2)	(26.0)	(23.2)	(93.2)	(99.2)
INCOME (LOSS) BEFORE INCOME TAXES	34.1	(1.3)	16.5	115.2	116.7
Provision (benefit) for income taxes	7.7	(2.0)	6.3	32.5	10.3
NET INCOME	26.4	0.7	10.2	82.7	106.4
Less: Net income attributable to noncontrolling interest	—	0.1	0.1	0.3	0.4
NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$26.4	$0.6	$10.1	$82.4	$106.0
EARNINGS PER SHARE
Basic	$0.70	$0.01	$0.27	$2.19	$2.84
Diluted	$0.69	$0.01	$0.27	$2.17	$2.81
Shares outstanding - basic	37.8	37.4	37.8	37.7	37.3
Shares outstanding - diluted	38.1	37.7	38.0	38.0	37.7

Supplemental Data :
Tons shipped (000)	541	577	598	2,381	2,268
Shipping days	61	61	64	252	252
Average selling price/ton	$1,777	$2,010	$1,847	$1,891	$1,944
Gross profit/ton	333	346	342	348	334
Operating profit/ton	106	47	67	89	61
LIFO expense (income) per ton	(12)	2	(49)	(29)	40
LIFO expense (income)	(6.5)	0.9	(29.6)	(69.1)	90.2
Depreciation and amortization expense	14.1	15.7	15.6	58.4	52.9
Cash flow provided by operating activities	62.6	119.8	82.5	193.1	57.4
Capital expenditures	(13.3)	(8.7)	(9.1)	(45.8)	(38.4)

(1)  In the fourth quarter of 2019, we recorded a $20.6 million gain on the sale and leaseback of a group of properties located in Arizona, Arkansas, Georgia, New York, Ohio, Texas, Virginia, and Washington with net proceeds of approximately $61.5 million.

(2)  The fourth quarter of 2018 includes a $3.2 million reduction to the gain on bargain purchase, and the year 2018 includes a $70.0 million gain on bargain purchase related to our Central Steel & Wire acquisition.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Fourth Quarter 2019 Guidance reconciliation
See Schedule 6 for First Quarter 2020 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$11.0	$23.2
Restricted cash	48.8	1.1
Receivables, less provisions of $3.5 in 2019 and $2.5 in 2018	425.1	521.0
Inventories	742.9	806.3
Prepaid expenses and other current assets	52.2	61.5
Total current assets	1,280.0	1,413.1
Property, plant, and equipment, at cost	806.5	838.4
Less: accumulated depreciation	366.8	349.4
Property, plant, and equipment, net	439.7	489.0
Operating lease assets	128.2	—
Other intangible assets	50.6	58.1
Goodwill	120.3	120.3
Deferred charges and other assets	2.7	5.8
Total assets	$2,021.5	$2,086.3
Liabilities
Current liabilities:
Accounts payable	$311.5	$390.2
Salaries, wages, and commissions	35.3	66.6
Other accrued liabilities	68.0	77.0
Short-term debt	49.2	27.3
Current portion of operating lease liabilities	20.9	—
Current portion of deferred employee benefits	7.0	7.9
Total current liabilities	491.9	569.0
Long-term debt	932.6	1,126.0
Deferred employee benefits	217.5	258.4
Noncurrent operating lease liabilities	112.8	—
Deferred income taxes	65.2	13.3
Other noncurrent liabilities	22.9	43.7
Total liabilities	1,842.9	2,010.4
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2019 and 2018	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,996,261 and 37,656,505 shares issued at 2019 and 2018, respectively	0.4	0.4
Capital in excess of par value	381.2	381.0
Retained earnings	99.6	14.2
Treasury stock, at cost - Common stock of 212,500 shares in 2019 and 2018	(6.6)	(6.6)
Accumulated other comprehensive loss	(302.0)	(315.8)
Total Ryerson Holding Corporation Stockholders' Equity	172.6	73.2
Noncontrolling interest	6.0	2.7
Total Equity	178.6	75.9
Total Liabilities and Stockholders' Equity	$2,021.5	$2,086.3

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2019	2018	2019	2019	2018

Net income attributable to Ryerson Holding Corporation	$26.4	$0.6	$10.1	$82.4	$106.0
Interest and other expense on debt	22.2	26.0	23.2	93.2	99.2
Provision (benefit) for income taxes	7.7	(2.0)	6.3	32.5	10.3
Depreciation and amortization expense	14.1	15.7	15.6	58.4	52.9
EBITDA	$70.4	$40.3	$55.2	$266.5	$268.4
Gain on bargain purchase	—	3.2	—	—	(70.0)
Gain on sale of assets	(20.6)	—	—	(20.6)	—
Gain on insurance settlement	—	—	(1.5)	(1.5)	—
Reorganization	2.4	1.8	4.0	9.3	6.1
Foreign currency transaction (gains) losses	(0.1)	(1.6)	0.4	1.1	(2.5)
Loss on retirement of debt	—	1.7	—	0.2	1.7
Purchase consideration and other transaction costs	1.3	3.8	1.0	4.1	14.3
Other adjustments	—	0.4	—	0.1	(0.2)
Adjusted EBITDA	$53.4	$49.6	$59.1	$259.2	$217.8

Adjusted EBITDA	$53.4	$49.6	$59.1	$259.2	$217.8
LIFO expense (income)	(6.5)	0.9	(29.6)	(69.1)	90.2
Adjusted EBITDA, excluding LIFO expense (income)	$46.9	$50.5	$29.5	$190.1	$308.0

Net sales	$961.5	$1,160.0	$1,104.4	$4,501.6	$4,408.4

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	4.9%	4.4%	2.7%	4.2%	7.0%

Gross profit	$180.4	$199.7	$204.4	$827.9	$758.1

Gross margin	18.8%	17.2%	18.5%	18.4%	17.2%

Gross profit	$180.4	$199.7	$204.4	$827.9	$758.1
LIFO expense (income), net	(6.5)	0.9	(29.6)	(69.1)	90.2
Gross profit, excluding LIFO expense (income)	$173.9	$200.6	$174.8	$758.8	$848.3

Gross margin, excluding LIFO expense (income)	18.1%	17.3%	15.8%	16.9%	19.2%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, impairment charges on assets, reorganization expenses, gain on bargain purchase, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit plus LIFO expense (or minus LIFO income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings per Share
(Dollars and Shares in Millions, Except Per Share Data)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2019	2018	2019	2019	2018

Net income attributable to Ryerson Holding Corporation	$26.4	$0.6	$10.1	$82.4	$106.0

Gain on bargain purchase	—	3.2	—	—	(70.0)
Gain on sale of assets	(20.6)	—	—	(20.6)	—
Gain on insurance settlement	—	—	(1.5)	(1.5)	—
Restructuring and other charges	0.7	1.5	0.3	2.4	4.2
Loss on retirement of debt	—	1.7	—	0.2	1.7
Provision (benefit) for income taxes	5.1	(0.8)	0.3	5.0	(1.5)

Adjusted net income attributable to Ryerson Holding Corporation	$11.6	$6.2	$9.2	$67.9	$40.4

Diluted adjusted earnings per share	$0.30	$0.16	$0.24	$1.79	$1.07

Shares outstanding - diluted	38.1	37.7	38.0	38.0	37.7

Note: Adjusted net income and Adjusted earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2019	2018	2019	2019	2018

Net cash provided by operating activities	$62.6	$119.8	$82.5	$193.1	$57.4
Capital expenditures	(13.3)	(8.7)	(9.1)	(45.8)	(38.4)
Proceeds from sales of property, plant, and equipment	61.6	5.2	0.2	70.4	5.9
Free cash flow	$110.9	$116.3	$73.6	$217.7	$24.9

Market capitalization	$447.0	$237.4	$322.3	$447.0	$237.4

Free cash flow yield	24.8%	49.0%	22.8%	48.7%	10.5%

Note: Market capitalization is calculated using December 31, 2019, September 30, 2019 and December 31, 2018 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Adjusted Guidance for Fourth Quarter 2019 Net Income, Diluted Earnings per Share and Adj. EBITDA, excl. LIFO
(Dollars in Millions, except Per Share Data)

	Fourth Quarter 2019 Guidance
	Low	High
Net income attributable to Ryerson Holding Corporation fourth quarter 2019 guidance	$3	$7
Gain on sale of assets not included in guidance	21	21
Effect of change in vacation policy not included in guidance	11	11
Provision for income taxes	8	8
Adjusted net income attributable to Ryerson Holding Corporation fourth quarter 2019 guidance	$27	$31

Diluted earnings per share fourth quarter 2019 guidance	$0.08	$0.18
Earnings per share effect of adjustment items above not included in guidance	0.62	0.62
Revised earnings per share fourth quarter 2019 guidance	$0.70	$0.80

Adjusted EBITDA, excluding LIFO income fourth quarter 2019 guidance	$36	$40
Effect of change in vacation policy not included in guidance	11	11
Revised fourth quarter 2019 Adjusted EBITDA, excluding LIFO income guidance	$47	$51

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.

Schedule 6
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of First Quarter 2020 Earnings per Share to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	First Quarter 2020
	Low	High
Net income attributable to Ryerson Holding Corporation	$12	$16

Diluted earnings per share	$0.31	$0.42

Interest and other expense on debt	23	23
Provision for income taxes	5	7
Depreciation and amortization expense	14	14
EBITDA	$54	$60
Adjustments	1	3
Adjusted EBITDA	$55	$63
LIFO income	(21)	(25)
Adjusted EBITDA, excluding LIFO income	$34	$38

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.